Exhibit 99.1

February 25, 2011
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL MAINTAINS QUARTERLY DIVIDEND, APPROVES COMPENSATION VOTES

ST. PETERSBURG, Fla. – The Raymond James Financial Board of Directors today declared a quarterly cash dividend on its common shares of $.13 per share, payable April 18, 2011, to shareholders of record on April 1, 2011. This is the 26th consecutive year in which Raymond James has paid its shareholders a dividend.

Raymond James held its annual meeting of shareholders on the afternoon of February 24, 2011.  The ten nominees to the Board proposed in the company’s proxy statement, all of whom are currently directors, were re-elected.  Mr. Kenneth A. Shields did not stand for re-election and ended his term on the board of directors at yesterday’s annual  meeting.

In a pair of advisory votes, shareholders voted to approve the compensation of the company’s named executive officers, and a majority of votes were cast in favor of holding an annual advisory vote on the compensation of the company’s named executive officers. The company will take the advisory votes under consideration and make a determination regarding the frequency of shareholder votes on executive compensation no later than July 10, 2011.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,300 financial advisors serving 1.9 million accounts in 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $266 billion, of which approximately $34 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2010 annual report on Form 10-K and the quarterly report on Form 10-Q for the quarter ended December 31, 2010, which are available on RAYMONDJAMES.COM and SEC.GOV.

For more information, please contact Steve Hollister at 727-567-2824.

Please visit the Raymond James Press Center at raymondjames.com/media.